Exhibit 99.2

Date: 06/10/06

DISTRIBUTION AGEEMENT
TERM SHEET

1. Parties:

(a)	VCL Communications GmbH ("VCL") of Wolfratshauser Str. 84, 81379 Munich, Germany represented by its Managing Director, Datty Ruth; and

(b)	New Medium Enterprises, Inc. ("NME") of VMD House; 195, the Vale; London W37QS; United Kingdom represented by its EVP BD, Alexander Bolker-Hagerty

2.	Format:

Versatile Multilayer Disc (VMD) as described in Schedule A hereto.

3. Pictures:

The Pictures the subject matter of this Agreement are:

(a)	VMDs of motion pictures or programmes manufactured by or on behalf of NME pursuant to the Licence Agreement of even date herewith between NME and VCL and

(b)	VMDs of all other motion pictures and programmes manufactured by or on behalf of NME during the Term and available for distribution in the Territory.

4.	Territory:

German-speaking Europe

5.	Term:

In respect of each Picture, a period of three years from the acceptance by VCL of the Delivery Materials.

6. Appointment and Assignment of Rights:

(a)
NME hereby appoints VCL as NME’s sole and exclusive distributor of the VMDs for the Term in the Territory regarding all titles licenced to NME with distribution rights. VCL shall have first right to distribute these licenced titles (with distribution rights) separately or bundled any and all VMDs manufactured by or on behalf of NME or by a third party under the VMD patent during the Term and for distribution in the Territory on an exclusive basis.VCL shall be responsible for distribution and sale of VMDs through wholesale, retail outlets, direct distribution and any other distribution channel. VCL shall indicate that it is the distributor of the VMDs for NME but shall not represent NME as its agent or otherwise.

(b)
NME grants to VCL a licence to distribute and sell VMDs for the home use and non-public exhibition in the Territory during the Term and any and all additional rights granted to NME by the relevant NME Licensor. NME warrants that VCL shall have the right to distribute and sell the VMDs and that by doing so VCL shall not infringe the rights of any third party. NME shall indemnify VCL from any claims and demands made by third parties.

7. Delivery:

NME shall deliver any order within 10 working days after receipt thereof. NME shall deliver at NME´s own expense the amount of VMDs ordered by VCL in a ready-for-distribution condition to the delivery address designated by VCL. In the event that NME fails to deliver the VMDs within 10 working days from order date VCL shall have the right at any time thereafter to terminate this Agreement by notice in writing.

To optimize the delivery service VCL agrees to give NME non-binding quarterly estimates on orders in advance.

NME shall supply to VCL free samples of each VCL title equal to 2% of VCL´s initial order up to a maximum of 25 samples and of each NME title equal to 1% up to a maximum of 10 samples. NME shall supply VCL with at least 2 VMD-players for demonstration purposes of the VMD format.

8. Content Management and Distribution:

VCL undertakes content management of the Pictures and distribution of the VMDs and shall use all reasonable commercial endeavours to distribute and sell the VMDs. VCL determines customers and resale prices at its own discretion. VCL shall provide NME with all reasonable information needed by NME to comply with customary reporting requirements.

NME, itself may distribute VMDs only for promotional purposes, i.e. free of charge, in connection with the distribution of VMD hardware.

For the content management of the Pictures, NME shall pay to VCL a management fee of 10% of all incoming net revenue (gross revenue minus taxes).

For the distribution of the VMDs, NME shall pay to VCL a distribution fee of 28% of all incoming net revenue (gross revenue minus taxes).

9. Format Fee:

For the right to distribute the VMDs in the patented VMD format NME shall receive from VCL € 2,00 for each VMD title sold and not returned.

10.	Revenue Participation

The amount remaining after deduction of all fees shall be split in equal shares (50/50) between NME and VCL.

11.           Accounting:

VCL shall furnish to NME monthly reports within fifteen (15) days after the end of each calendar month. The official statement will be furnished within 45 days after the end of each calendar quarter within the first two years, thereafter semi-annually, a statement showing the amount of format fee and revenue participation due to NME after the deduction of any amounts payable to VCL hereunder.

VCL will maintain separate books of accounts and NME may appoint a Chartered Accoun-tant at NME's expense on no more than one occasion during any calendar year on reasonable notice during normal business hours to examine such books.

12.           Remaining Stock:

In the event that one year after the date of the last shipment of a VMD title more than 20% of the VMDs are still in VCL´s stock, VCL has a full right of return in respect to any and all of the remaining stock.

13.           Promotion and Advertising:

VCL shall be responsible at its cost for promoting and advertising each release and shall give NME free access in respect of any press, advertising or promotional materials. Any such promotional and advertising activities shall be subject to VCL´s prior consultation with NME.

14.	Default and Termination:

In the event that one of the parties is in default the other party will give the party in default written notice and fix a time limit of 5 business days after receipt of the notice to cure any default. If the default is incapable of cure, or if the party in default fails to cure within the time provided the other party in addition to any other rights or remedies may terminate this Agreement as to any or all Pictures licensed hereunder.

15.	Miscellaneous:

(a)	This Agreement shall be governed by German law; any controversy or claim shall be brought and resolved exclusively in the Courts of Munich.

(b)	All other terms and conditions shall be pursuant to VCL´s standard terms and conditions for similar engagements. This term Sheet shall be binding in its entirety.

AGREED AND ACCEPTED BY:

/s/ Datty Ruth
Datty Ruth

VCL COMMUNICATIONS GmbH

/s/ Alexander Bolker-Hagerty
Alexander Bolker-Hagerty

NEW MEDIUM ENTERPRISES, INC.